Exhibit 99.1

News Release

Contact:
Paul Chrisco, CFO
(812) 981-7375

FOR IMMEDIATE RELEASE
Community Bank Shares of Indiana, Inc. reports 1st quarter net income available to common shareholders of $1.5 million and 2nd quarter dividend

New Albany, Ind. (April 28, 2010) – Community Bank Shares of Indiana, Inc. reported first quarter net income available to common shareholders of $1.5 million, a 45.1% increase over the quarter ended December 31, 2009 and a 146.7% increase over the same period in 2009.  The Company also announced today that on April 27th, its board of directors approved a quarterly cash dividend on the Company’s common stock of $0.10 per share payable on May 28, 2010 to shareholders of record at the close of business on May 13, 2010.  During the first quarter of 2010, the Company’s net interest margin on a fully taxable equivalent basis (“FTE”) increased by 67 basis points to 4.23% from the quarter ended December 31, 2009 and was 115 basis points higher than the same period in 2009.  As a result, net interest income increased by $1.3 million from the period ended March 31, 2009 to $7.2 million for the equivalent period in 2010.

The following points summarize significant financial statement items for the first quarter of 2010:

•	Net interest margin, on a tax equivalent basis, increased during the quarter to 4.23%
•	Provision for loan losses was $1.1 million
•	Non-interest expenses declined by 9.3% as compared to the same quarter last year
•	Penalties of $335,000 were recognized on prepayments of $10.5 million of Federal Home Loan Bank Advances as compared to $0 for the equivalent period in 2009
•	Other-than-temporary-impairment charges of $214,000 were recognized on two of the Company’s trust preferred security investments as compared to $0 in 2009
•	A gain of $752,000 was realized on $36.3 million sales of securities available for sale
•	Earnings per diluted common share increased to $0.47 per share from $0.19 per share during the same period last year

The Company’s consolidated condensed statements of income are as follows:

	(Unaudited) Three Months Ended March 31,
	2010	2009
	(In thousands, except per share data)
Interest income	$9,351	$10,304
Interest expense	2,166	4,464
Net interest income	7,185	5,840
Provision for loan losses	1,113	1,064
Non-interest income	1,928	2,181
Non-interest expense	5,694	6,280
Income before income taxes	2,306	677
Income tax expense	501	54
Net income	1,805	623
Preferred stock dividends and discount accretion	(268)	-
Net income available to common shareholders	$1,537	$623
Basic earnings per common share	$0.47	$0.19
Diluted earnings per common share	$0.47	$0.19

James Rickard, President and Chief Executive Officer, commented, “For the past several years, our Company has been keenly focused on replacing expensive funding sources with core deposits and the benchmark we use to measure our execution is net interest margin.  Our Company’s net interest margin was 4.23% during the first quarter, which is higher than the 2009 fourth quarter peer median for publicly traded commercial banks between $500 million and $1 billion in assets.  We are proud of this trend and will continue to support the development of our customer service culture, which has led to successive years of double digit non-interest deposit growth.”

Rickard continued, “In addition to the margin expansion during the first quarter, our Company has managed controllable expenses effectively.  The timing of economic recovery is outside of our control but we can focus internally on areas that will drive more value to our customer base while at the same time continuing to recognize opportunities that create more operational efficiency within our Company.”

The Company’s non-performing assets have decreased from $36.4 million, or 4.44% of total assets, at December 31, 2009 to $29.6 million, or 3.76% of total assets, at March 31, 2010.  A summary of certain credit quality ratios are included in the tables below.

	Quarter Ended
	March 31, 2010	December 31, 2009	March 31, 2009

Non-Performing Assets to Total Assets	3.76%	4.44%	2.90%
Allowance for Loan Losses to Total Loans	2.73	2.80	1.43

Rickard commented, “During the second quarter of 2009, we assembled a team dedicated to working with borrowers that were having difficulties meeting their financial obligations.  We are pleased with the progress this team has made in a relatively short period of time as evidenced by our current credit ratios versus the second quarter last year.  Our resources will remain committed to support further improvement.  We do not expect local real estate to rebound quickly but we have seen some indications that conditions have stabilized in the 1-to-4 family residential properties in our market place.”

Community Bank Shares of Indiana, Inc. is the parent company of Your Community Bank in New Albany, Indiana and The Scott County State Bank in Scottsburg, Indiana, which are full-service banking subsidiaries.  The Company is traded on the NASDAQ under the symbol CBIN.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2009 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.